Exhibit 99

Contact William W. McLain 507-437-5345 media@hormel.com

MegaMex Foods Expands Mexican Foods Portfolio

CHINO, Calif. (September 6, 2010) — MegaMex Foods LLC, a joint venture between Hormel Foods Corporation (NYSE: HRL) and Herdez Del Fuerte, S.A. de C.V., today announced it has entered into a definitive agreement to acquire 100 percent of the stock of Don Miguel Foods Corp. from TSG4 L.P., a private equity fund sponsored by TSG Consumer Partners LLC, and private investors. The transaction is expected to close in October 2010; terms were not disclosed.

Don Miguel Foods is a leading provider of branded frozen and fresh authentic Mexican flavored appetizers, snacks and handheld items. The portfolio includes mini tacos, flautas, taquitos, empanadas, burritos and roller grill items.

“Growth through the strategic acquisition of Don Miguel Foods is an important step toward making us stronger for the future,” said Enrique Hernández-Pons Torres, chairman of the board of MegaMex Foods. “Adding these leading product categories to our portfolio brings us closer to achieving our goal of being a one-stop-shop for Mexican foods for our customers.”

“Don Miguel Foods will add new competencies that will allow us to continue expanding our presence in the nation’s leading convenience stores, club stores and supermarkets,” said Luis G. Marconi, managing director at MegaMex Foods.

Don Miguel Foods has a manufacturing and distribution center located in the Dallas, Texas, area.

MegaMex Foods was advised in this transaction by J.H. Chapman Group, L.L.C.

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About Hormel Foods
Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

About Herdez Del Fuerte
Herdez Del Fuerte, based in Mexico City, is a leading manufacturer and marketer of consumer-branded food and beverages in Mexico and the United States. The company has a strong product portfolio mainly based in tomato, fruit, vegetable, jalapeño, mole sauce, coffee and tuna products marketed under highly recognized and valued brands, including HERDEZ®, DEL FUERTE®, DOÑA MARÍA®, LA VICTORIA®, NAIR®, EMBASA®, BÚFALO®, LA GLORIA®, CARLOTA® and BLASÓN®, among others. Herdez Del Fuerte also markets and distributes products from affiliated companies such as Hormel Alimentos, McCormick de México and Barilla México. To fulfill its retail and foodservice customer and consumer needs, Herdez Del Fuerte operates seven manufacturing facilities and seven distribution centers across Mexico with more than 6,000 employees. Herdez Del Fuerte is a joint venture between Grupo Herdez, S.A.B. de C.V., and Grupo KUO, S.A.B. de C.V. For more information, visit http://www.grupoherdez.com.mx and http://www.kuo.com.mx.